Exhibit 1.01

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

Old Neighborhood Foods Integrates All Manufacturing Processes
and Increases Inventory Visibility with CDC Software’s Ross ERP

Use of Ross ERP increases competitive advantage with improved operations, customer relationships and cost savings

ATLANTA – Sept. 25, 2006 – Ross Systems, a global provider of enterprise software solutions and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that Old Neighborhood Foods, a third-generation branded and private-label manufacturer of quality meat products, improved operations and customer relationships using CDC Software’s Ross ERP solution. The manufacturer has integrated its systems company-wide and gained complete control over all aspects of manufacturing; improved seasonal scheduling and forecasting, and increased inventory visibility.

For more than 90 years, the Demakes family in Lynn, Mass., has been producing meat products with dedication to old-world quality and taste under the Old Neighborhood Foods name. In response to the business’ continued growth of 10 percent annually for the past five years, an enterprise solution was needed to accurately manage and track all of its manufacturing, forecasting and costing processes. The company’s former legacy system was tailored for food distributors and lacked key manufacturing capabilities, specifically, supporting the company’s just-in-time manufacturing methods. In addition, Old Neighborhood Food’s warehouse and manufacturing facilities were not in the same location, making it a challenge to keep accurate records of inventory. As a provider with demonstrated knowledge in their business, CDC Software partnered with Old Neighborhood Foods and implemented Ross ERP.

“With Ross ERP as our core system, we have visibility across the entire enterprise, which gives us a competitive advantage in the market,” said Peter Katsos, director of MIS at Old Neighborhood Foods. “The underlying Web-based technology platform gives us access to instant information at both of our two facilities. We can now track and compare raw materials to actual product yield measurements automatically, producing an accurate picture of how much raw material is needed for production.”

Old Neighborhood Foods also uses Ross ERP for scheduling and forecasting to more accurately meet seasonal demand and improve customer service. The company generally sees a spike in orders during the spring and summer picnicking months, and can now schedule jobs in accordance with orders, meeting demand without producing excess inventory that could go to waste. Ross has enabled better inventory tracking and production planning, saving Old Neighborhood Foods nearly $300,000 in spoiled merchandise alone since the installation of the system. With the Ross ERP in place, Old Neighborhood Foods tracks inventory and plans sales in real-time based on lot expiration.

As a result of the company’s increased control over the manufacturing process, Old Neighborhood Foods has more confidence in their production capabilities. Now, it no longer reserves funds on a month-to-month basis to support write offs and can focus on growing the business, increasing the breadth of product offerings, and taking a more aggressive stance against competitors.

“At CDC Software, we continually cultivate business-specific knowledge for each of our customers,” said said Beth Berndt, director of industry solutions, focused on the food and beverage sector. “With unparalleled expertise in food processing, we are able to meet Old Neighborhood Food’s specific needs, helping their company grow along with their products’ popularity. By standardizing on Ross ERP, the company Old Neighborhood Foods has gained the edge it needs to increase efficiency across the organization and move into a leadership position.”

About Old Neighborhood Foods
Since 1914, the Demakes family has been manufacturing quality meat products in Lynn, Massachusetts.   Ninety years later they continue a tradition of quality in an impressive state-of-the-art-facility.  Today their offering includes Old Neighborhood products and Thin ‘n Trim, a line of low sodium and low fat deli products sold throughout New England and now much of the East Coast.

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability the use of Ross ERP will help food manufacturers improve operations and customer relationships. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the food manufacturing industry; the continued ability of Ross’ solutions to address industry-specific requirements of food manufacturers; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow food manufacturing companies to compete more effectively and changes in the type of information required to compete in the food manufacturing business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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